(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Variable Portfolios, Inc.

We consent to the use of our reports dated February 26, 2014, incorporated herein by reference, for Voya Global Value Advantage Portfolio (formerly ING Global Value Advantage Portfolio), a series of Voya Variable Portfolios, Inc. (formerly, ING Variable Portfolios, Inc.), and to the references to our firm under the heading “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

November 13, 2014